     GLOBAL GOLD AGREES TO SELL CHILEAN INTERESTS --Will Continue to Develop Properties and Retain Royalty

Greenwich, CT--August 4, 2008--Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) announced today that it has entered into an agreement to sell all of the Company’s interest in its mining claims and properties in Chile (the “Chilean Interests”) in exchange for five million dollars (“Purchase Price”) to Madre Gold, LLC a private Delaware Limited Liability Company (“MG”). The agreement is effective as of July 31, 2008. The Company will also receive a production royalty of 2.5%, and will be the operator and developer of the property, providing office space, and services of the Company’s employees and technical assistance for development, production and exploration of the Chilean Interests through August 31, 2009. The sale of the Chilean Interests is subject to final due diligence to be completed before the September 15, 2008 closing date.

The Chilean Interests include one hundred percent of the membership interest in Global Oro LLC and Global Plata LLC, each Delaware limited liability companies which in turn own a hundred percent of Minera Global Chile Limitada, a Chilean company which owns fifty-one percent of Global Gold Valdivia (the “Joint Venture”), a Chilean joint venture company that owns operations in the Valdivia region and Chiloe and Ipun Islands, together with a royalty and related rights in Santa Candelaria.

Production royalty payments commence three months from the date MG’s share of actual or deemed distributions from gold or other metals produced from the Chilean Interests reaches $6.0 million, MG shall or shall cause the Joint Venture to pay to the Company a production royalty of 2.5% of the net smelter returns (“NSR”) from all minerals and mineral containing product produced by the Chilean Interests.

MG is a privately held company whose owners include Ian Hague, a director and shareholder of the Company. Mr. Hague recused himself from Company decisions related to this transaction, which was approved in accordance with the Company’s good governance standards.

Global Gold Corporation • 45 East Putnam Avenue • Greenwich, CT 06830
Phone: 203.422.2300 • Fax: 203.422.2330

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Global Gold Corporation is an international gold mining, development and exploration company with mining and exploration operations in Armenia, Canada, and Chile and. Global Gold Corporation is located at 45 East Putnam Avenue, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.

Contact Andrew Barwicki 516-662-9461

Global Gold Corporation • 45 East Putnam Avenue • Greenwich, CT 06830
Phone: 203.422.2300 • Fax: 203.422.2330